UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2008

www.bmhc.com

Building Materials Holding Corporation

Delaware	001-33192	91-1834269
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200, San Francisco, CA 94111

(415) 627-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 29, 2008, we reached an agreement to amend our credit facility. The revolver was reduced to $200 million and the maturity of the term loan was shortened to November 2011. As of February 29, 2008, no amount was outstanding under the revolver. Letters of credit outstanding continue to reduce borrowing availability under the revolver. Borrowings under the revolver are limited to the lesser of:

•	$100 million or
•	a borrowing base calculated on certain accounts receivable minus 50% of outstanding surety bonds multiplied by 50%.

The amended credit facility continues to require quarterly compliance with financial covenants including minimum net worth, minimum interest coverage ratio and minimum earnings before interest, taxes, depreciation and amortization. Interest rates for the revolver and term note were increased to LIBOR plus 4.50% or Prime plus 2.50%. Additionally, the commitment fee for the unused portion of the revolver is 0.50%. Interest is to be paid quarterly.

The amended credit facility restricts our ability to incur additional indebtedness, pay dividends, repurchase shares, enter into mergers or acquisitions, use proceeds from equity offerings, make capital expenditures and sell assets. The amended credit facility is secured by all assets of our wholly-owned subsidiaries, except the assets of our captive insurance subsidiary.

In connection with the amendment, 60% or $2.4 million of unamortized deferred loan costs related to the revolver will be recognized as interest expense in the first quarter of 2008. We also expect to incur approximately $5.0 million of fees in connection with the amendment and these costs will be amortized over the remaining term of our credit facility.

The ineffective portion of the interest rate swap contracts, if any, are being determined. Other than changes to the maturity, the terms of the term note remained substantially the same and the interest rate swap contracts remain an effective hedge of interest expense.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.10.1	First Amendment to Second Amended and Restated Credit Agreement and Waiver Dated as of February 29, 2008

99.1	News release dated March 3, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Building Materials Holding Corporation

Date: March 3, 2008	/s/ William M. Smartt
William M. Smartt
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.10.1	First Amendment to Second Amended and Restated Credit Agreement and Waiver Dated as of February 29, 2008

99.1	News release dated March 3, 2008